Exhibit 10.15

January 31, 2013

Ernest Mario, Ph.D.

P.O. Box 445

20 Fairmount Avenue

Chatham, NJ 07928

Re:        Position as Chairman of the Board of Directors of Chimerix, Inc.

Dear Ernie:

It is my sincere pleasure, on behalf of Chimerix, Inc. (“Chimerix”), to offer you a position as Chairman of the Board of Directors (the “Board”) of Chimerix, subject to your formal appointment by the Board, which we anticipate will occur via written consent as soon as practical following your formal acceptance of this offer by signing below.

As compensation for your service as Chairman of the Board, you will be granted a stock option to purchase 300,000 shares of Chimerix’s common stock pursuant to our equity incentive plan. The exercise price of this option would be equal to the fair market value on the date of the grant, which would occur concurrently with your formal appointment by the Board. This option would vest in equal monthly installments over a four-year term commencing on the date of your appointment, subject to your continued service to the Company.

In addition, on and after such time (if any) as Chimerix becomes a public company, you would be entitled to receive the annual equity grants and cash fees provided to Chimerix’s non-employee directors pursuant to Chimerix’s non-employee director compensation policy as in effect from time to time. However, by signing below, you confirm that you have agreed to waive the first four annual cash fees that would otherwise be payable to you pursuant to such policy. Chimerix will also reimburse you for reasonable out-of-pocket travel expenses incurred in connection with your attendance at Board meetings.

If the terms of this letter are acceptable to you and you agree to serve as Chairman of the Board, please sign and date this letter below and return it to us via PDF or facsimile, retaining a copy for your records.

Very truly yours,

/s/ Kenneth I. Moch
Kenneth I. Moch
President and CEO

Accepted and agreed:

/s/ Ernest Mario
Ernest Mario, Ph.D.

Date:	1/31/13

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